                                                                                                                                                                                                                                                                        Exhibit 99.1

Contact:
 Karen L. Howard
Vice President – Finance and Chief Financial Officer
Columbus McKinnon Corporation
                       716-689-5550
karen.howard@cmworks.com

Columbus McKinnon to Divest Univeyor Subsidiary

AMHERST, N.Y., July 24, 2008 – Columbus McKinnon Corporation (NASDAQ: CMCO) announced today that it has signed a definitive agreement to sell its Univeyor business to a newly-formed company established by the owner of a Danish material handling company, in a transaction expected to close on July 25, 2008.  Prior to the transfer, the Company will repay Univeyor’s debt obligations of approximately $15.2 million.

Columbus McKinnon announced its intent to divest Arden, Denmark-based Univeyor in January 2008, as the subsidiary’s sales channels, business model and margins were not in line with the Company’s long-term strategy and performance goals.  In fiscal year 2008, Univeyor’s results negatively impacted Company earnings by $10.1 million, or $0.53 per diluted share.

In its first quarter of fiscal 2009 financial results, reported separately today, Columbus McKinnon disclosed that it accounted for Univeyor as a discontinued operation.

About Columbus McKinnon

Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of material handling products, systems and services, which efficiently and ergonomically move, lift, position or secure material. Key products include hoists, cranes, chain and forged attachments. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how.  Comprehensive information on Columbus McKinnon is available on its web site at http://www.cmworks.com.

Safe Harbor Statement
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future revenue and earnings, and involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including changes in accounting regulations and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

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